Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated Omnibus Stock Plan and 2005 Director Stock Plan of CME Group Inc. of our reports dated February 26, 2009, with respect to the consolidated financial statements and schedule of CME Group Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of CME Group Inc. filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Chicago, Illinois

June 10, 2009